Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of December 1, 2006, by and between the following parties (each a “Party” and together the “Parties”): (1) on the one hand, Ericsson Inc. on behalf of itself and all of its family of companies (together “Ericsson”); and (2) on the other hand, Exar Corporation (“Exar”) and Rohm Co., Ltd. and Rohm Device U.S.A., LLC (collectively “Rohm Entities”) (Exar and Rohm Entities together “Exar/Rohm”).

RECITALS

A. The Parties are involved in litigation between themselves and Vicor Corporation (“Vicor”) in the following actions which have been coordinated in San Diego County Superior Court: San Diego County Superior Court Case No. GIC 829632 and San Diego County Superior Court Case No. GIC 871121 (formerly Santa Clara County Superior Court Case No. 105CV036737) (both together the “Litigation”). The Litigation involves various claims more fully set forth in the pleadings and other documents filed and/or served in the Litigation.

B. The Parties desire to settle the Litigation, as between themselves, on the terms set forth in this Agreement. Vicor is not a party to this Agreement.

AGREEMENT

WHEREFORE, in consideration of the mutual covenants and promises herein contained, it is hereby agreed by and between the Parties, intending to be legally bound, as follows:

1. The foregoing Recitals are incorporated herein by reference and made a part of this Agreement.

2. This Agreement is a “sliding scale” settlement agreement authorized by and being entered pursuant to California Code of Civil Procedure Section 877.5.

3. This Agreement is being entered into after arms-length negotiations between the Parties, in absolute good faith and in a spirit of settlement and compromise. It is based upon the information and facts learned in the course of investigation and discovery, uncertainty of litigation, the costs of litigation, and the desire of the Parties to reasonably settle this Litigation, as between themselves, on the terms and conditions set forth in this Agreement. The Parties shall prepare and submit to the Court a joint motion pursuant to California Code of Civil Procedure section 877.6, for determination by the Court of the good faith of the settlement set forth in this Agreement, and that results in the discharge of all claims for indemnity by Vicor against Exar/Rohm relating to that part of the Litigation for the San Diego County Superior Court Case No. GIC 829632 (the “Good Faith Motion”). The Parties will jointly pursue the Good Faith Motion to final determination by the Court and if necessary, the appellate courts, regardless of any settlement between Ericsson and Vicor or the Litigation being dismissed. If such motion is granted by the Court, and not overturned by a petition for writ of mandate pursuant to Section 877.6(e), then all of the terms of this Agreement shall be binding upon the Parties. If such motion should be denied by the Court, the Court’s good faith determination overturned upon a petition for writ of mandate, or the Court should find that the value of the Agreement is an amount other than the exact amount set forth in paragraph 10 below, then the Parties shall negotiate in good faith to cure to the extent possible any points of concern raised by the trial or appellate courts or any difference between the Parties’ agreed upon value of the Agreement and the Court’s value of the Agreement sufficient to obtain good faith approval of the Agreement at a value that the Parties agree upon. All of the negotiations related to this Agreement and to the Good Faith Motion shall be deemed to be settlement negotiations and subject to Evidence Code Section 1152. The Good Faith Motion shall be made as expeditiously as possible after execution of this Agreement, and, pending the determination of such motion, the Parties shall endeavor to limit litigation activities and expense as between them (so long as doing so does not jeopardize the pending trial date of March 29, 2007).

4. Within 10 days of granting of the Good Faith Motion and either the failure of Vicor to timely seek a reversal of such ruling by writ of mandate under Section 877.6 or the failure of any such writ petition (hereinafter “Finality of the Good Faith Motion”), Exar/Rohm (whose obligations under this Agreement are joint and several) shall pay to Ericsson the sum of $1 million dollars. The respective contributions to that total sum by Exar, on the one hand, and the Rohm Entities, on the other hand, shall be equal (and the share of the Rohm Entities shall be paid by Rohm Device U.S.A., LLC). The amount set forth in this paragraph is non-refundable under any circumstances.

5. In addition, upon Finality of the Good Faith Motion, Exar/Rohm hereby guarantee Ericsson a minimum recovery in the Litigation of $14 million dollars (excluding interest, costs, and attorneys’ fees, and before any offset is applied) – such $14 million dollar amount consisting of the $1 million dollar amount referred to in the preceding paragraph and an additional contingent $13 million dollar amount (the “Contingent $13 Million Dollar Amount”) as more fully described below in paragraph 8. The respective contributions to that total sum by Exar, on the one hand, and the Rohm Entities, on the other hand, shall be equal (and the share of the Rohm Entities shall be paid by Rohm Device U.S.A., LLC). Within 30 days of Finality of the Good Faith Motion, Exar/Rohm shall provide Ericsson with letters of credit to release payment of the Contingent $13 Million Dollar Amount to Ericsson under the conditions and circumstances stated in this Agreement within ten (10) days after being notified in writing that the Court has entered a final judgment – and that any deadlines for appeal have expired and/or any appellate proceedings have come to a complete end – in the part of the Litigation for the San Diego County Superior Court Case No. GIC 829632. As long as the letters of credit provide for payment of the total Contingent $13 Million Dollar Amount to Ericsson under the conditions and circumstances stated in this Agreement, Exar and the Rohm Entities may provide separate letters of credit for their respective shares of the Contingent $13 Million Dollar Amount.

6. Also, within 5 court days of the Finality of the Good Faith Motion, Ericsson shall file a request for dismissal of the San Diego County Superior Court Case No. GIC 829632 as to Ericsson’s claims against Exar in that action, with the Court retaining jurisdiction to enforce this Agreement as set forth in paragraph 14 below.

7. Additionally, upon Finality of the Good Faith Motion, Exar/Rohm agree that although they will not continue to participate in the part of the Litigation for the San Diego County Superior Court Case No. GIC 829632, they will in connection with that part of the Litigation reasonably assist and cooperate with Ericsson in preparing and presenting its case against Vicor. This reasonable assistance and cooperation shall be limited to the obtaining and presentation of truthful and accurate documentary evidence and testimony by witnesses. Ericsson retains control over all aspects of the prosecution of its case against Vicor including at both the trial and appellate courts, and Ericsson has the sole discretion regarding whether to pursue any appellate proceedings. Exar/Rohm may pursue at any time or continue to pursue affirmative relief against Vicor for any claims they have or may have in the future against Vicor, and may defend against any claims that Vicor has or may make against Exar/Rohm, including, without limitation, the part of the Litigation for the San Diego County Superior Court Case No. GIC 871121 (formerly Santa Clara County Superior Court Case No. 105CV036737) not resolved by this Agreement, provided such pursuit does not adversely impact Ericsson.

8. Insofar as the Contingent $13 Million Dollar Amount is concerned, if Ericsson fails in the Litigation to obtain a judgment (excluding interest, costs, and attorneys’ fees, and before any offset pursuant to California Code of Civil Procedure section 877(b) is applied) (“Pre-Offset Judgment”) against Vicor of at least $14 million dollars, then Exar/Rohm shall pay to Ericsson, dollar for dollar, an amount equal to any shortfall in Ericsson obtaining a Pre-Offset Judgment against Vicor for at least $14 million dollars – subject to a maximum payment by Exar/Rohm of $14 million dollars. Alternatively stated, for any amount that Ericsson obtains in a Pre-Offset Judgment in the Litigation against Vicor, the amount of the Contingent $13 Million Dollar Amount shall be reduced dollar for dollar. Additionally, should Ericsson obtain between $1 dollar and $15,999,999.99 dollars in a Pre-Offset Judgment in the Litigation against Vicor, the Contingent $13 Million Dollar Amount shall also include an amount calculated using the following formula: (a) take $14 million dollars and subtract from it the judgment (excluding interest, costs, and attorneys’ fees, and after any offset pursuant to California Code of Civil Procedure section 877(b) is applied) (“Post-Offset Judgment”) against Vicor, and then (b) take that resulting dollar amount and subtract from it the total amount Exar/Rohm shall pay to Ericsson equal to any shortfall in Ericsson obtaining a Pre-Offset Judgment against Vicor for at least $14 million dollars as alternatively stated in the first two sentences of this paragraph, and then finally (c) take that resulting dollar amount and if it is $2 million dollars or less, reduce it by one-half (50%); but if it is over $2 million dollars and equal to or less than $3 million dollars, reduce it by one-half for the first $2 million dollars, and do not reduce it for any part of the amount over $2 million dollars. The non-refundable $1 million dollar payment described in paragraph 4 above shall be credited to the maximum payment by Exar/Rohm of $14 million dollars. If Ericsson obtains a judgment against Vicor for any amount less than $14 million dollars or fails to obtain any judgment against Vicor in a final judgment in the part of the Litigation for the San Diego County Superior Court Case No. GIC 829632, Exar/Rohm would pay Ericsson at most $14 million dollars - $13 million on the Contingent $13 Million Dollar Amount and $1 million dollars under paragraph 4 above. On the other hand, Ericsson would obtain no less than $13 million dollars from the total of (a) the Post-Offset Judgment that it obtains against Vicor and (b) the total amount that Exar/Rohm are to pay to Ericsson under this Agreement. Please see the schedule attached as Exhibit 1 and incorporated by reference as though fully set forth in this Agreement for examples of the Contingent $13 Million Dollar amount and total amount that Exar/Rohm are to pay Ericsson under this Agreement. Exar/Rohm shall have no obligation to pay any part of the Contingent $13 Million Dollar Amount unless and until Ericsson has pursued the Litigation to a final judgment against Vicor (including the expiration of any deadlines for appeal and/or conclusion of any appellate proceedings). If Ericsson desires to enter a settlement with Vicor at any time and in any amount, desires not to continue to pursue the part of the Litigation for the San Diego County Superior Court Case No. GIC 829632 against Vicor, or otherwise voluntarily dismisses that part of the Litigation against Vicor, it may do so, however, in such an event, Exar/Rohm shall have no responsibility to pay any portion of the Contingent $13 Million Dollar Amount to Ericsson.

9. Upon Finality of the Good Faith Motion and compliance with the terms of this Agreement, the Parties, for themselves, their predecessors, parent and subsidiaries, their related families of companies, and affiliates, hereby completely and finally release any and all claims against each other mentioned or suggested in the pleadings or discovery in the Litigation, and each Party agrees that the releases shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions, or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected, or disclosed, including, without limitation, all such claims and demands arising out of or in any way related to the Litigation. Such releases shall be binding upon and inure to the benefit of the Parties to this Agreement, as well as their related families of companies, parent and subsidiaries, insurers, predecessors, successors, affiliates, and assigns. Such releases shall also inure to the benefit of the officers, directors, shareholders, owners, servants, agents, employees, attorneys, insurers and other representatives, within such capacities, of such Parties and affiliates. In connection therewith and within the scope of such releases, after an opportunity to consult with counsel the Parties, HEREBY WAIVE ANY AND ALL RIGHTS TO THE CONTRARY UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

10. Neither this Agreement nor any releases set forth in this Agreement shall have any effect on any rights or claims between or among Exar and the Rohm Entities. In addition, except as otherwise expressly provided in this Agreement, this Agreement shall provide no third party beneficiary rights to any person or entity, and, notwithstanding any provision in this Agreement, this Agreement shall provide no rights or benefits to Vicor whatsoever – except as provided in California Code of Civil Procedure Section 877. The Parties agree and hereby declare that the value of the settlement set forth in this Agreement is $3.0 million dollars.

11. If Ericsson elects, pursuant to Section 877.5(a)(2) to ask the Court to refrain from disclosing the existence of the settlement reflected in this Agreement to the jury (on the ground that such disclosure “will create substantial danger of undue prejudice, of confusing the issues, or of misleading the jury”), Exar/Rohm will support such request. And if a disclosure is made to the jury of the existence of the settlement reflected in this Agreement, Exar/Rohm will support Ericsson’s request to the Court that such disclosure, as provided in Section 877.5(a)(2), will be “no more than necessary to inform the jury of the possibility that the agreement may bias the testimony of the witness” and will exclude any mention of financial amounts set forth in this Agreement.

12. The Parties warrant that they have neither transferred nor suffered the transfer in any other matter to any other person or entity of all or any portion of any claims covered by any releases set forth in this Agreement.

13. The Parties to this Agreement shall bear their own costs and attorneys’ fees in connection with the Litigation and the negotiation, preparation, and execution of this Agreement.

14. This Agreement is hereby stipulated to be subject to enforcement by the Court in this Litigation pursuant to California Code of Civil Procedure Section 664.6, and the Court shall retain jurisdiction for such purpose.

15. In the event that it should be necessary for any Party to this Agreement, or any person or entity benefiting from any release set forth in this Agreement, to become involved in any proceeding involving the interpretation or enforcement of any part of this Agreement, the prevailing party in such proceeding shall be entitled to recover all costs and reasonable attorneys’ fees incurred in connection with such proceeding, including enforcement of judgment and/or appeal.

16. This Agreement reflects the settlement of disputed claims and assertions, and a desire of the Parties to avoid the expense and nuisance of continued litigation between themselves. As such, neither this Agreement, nor any action taken pursuant to this Agreement, shall be deemed to be an admission of wrongdoing, fault or otherwise by any person or entity.

17. This Agreement shall be binding upon and inure to the benefit of each of the Parties to this Agreement and their respective related families of companies, parent and subsidiaries, insurers, predecessors, successors, affiliates, assigns, officers, directors, shareholders, owners, servants, agents, employees, attorneys, insurers, and other representatives of the Parties hereto.

18. The terms “person” and/or “entity” as used in this Agreement shall include natural persons, corporations, partnerships, associations, limited liability entities and other entities or organizations of any kind.

19. This Agreement may be executed in any number of counterparts. Facsimile signatures shall be sufficient.

20. This Agreement shall be deemed to have been drafted jointly by the Parties. No law or rule requiring the interpretation of uncertainties against a drafting party shall apply.

21. Should any portion of this Agreement be declared invalid or unenforceable, that portion shall be construed consistent with applicable law to reflect as closely as possible the intention of the Parties, and the other provisions of the Agreement shall remain in full force and effect.

22. This Agreement shall be governed and construed in accordance with the internal laws of the State of California, excluding any laws that direct application of another jurisdiction’s laws; and any disputes arising out of or in connection with this Agreement (including the interpretation or enforcement of this Agreement) shall be solely and exclusively resolved by the Superior Court of the State of California for the County of San Diego.

23. This Agreement is executed by each signatory upon such entity’s own independent judgment, after an opportunity to consult with counsel, and without any representation, express or implied, of any kind, having been made or relied upon, except as expressly set forth in this Agreement.

24. This Agreement constitutes an integrated contract and the entire agreement of the Parties pertaining to the subject matters hereof, superseding all prior and/or contemporaneous negotiations, agreements, representations and/or understandings of the Parties with respect to the subject matters of this Agreement. No amendment, supplement,

modification, waiver or termination of any part of this Agreement shall be valid or binding unless executed in writing by the Party to be bound thereby, expressly stating the intent to modify this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below, but effective as of the date set forth at the outset of this Agreement.

ERICSSON INC.

Dated: December 4, 2006	By	/s/ M. Rasmussen
Signature
M. RASMUSSEN
Printed Name
VP FINANCE
Title

EXAR CORPORATION

Dated: December 1, 2006	By	/s/ Roubik Gregorian
Signature
Roubik Gregorian
Printed Name
President and CEO
Title

ROHM CO., LTD.

Dated: December 1, 2006	By	/s/ Nobuo Hatta
Signature
NOBUO HATTA
Printed Name
Member of the Board, Director, Administrative Headquarters
Title

ROHM DEVICE U.S.A., LLC

Dated: December 1, 2006	By	/s/ Isao Moriguchi
Signature
ISAO MORIGUCHI
Printed Name
President
Title

Exhibit 1 to Settlement Agreement

Schedule of Example Potential

Exar/Rohm Payments Under Settlement

Agreement

Ericsson’s Pre-Offset Judgment Against Vicor	$1.00	$1,000,000.00	$2,000,000.00	$2,000,001.00	$3,000,000.00	$4,000,000.00	$5,000,000.00	$6,000,000.00	$8,000,000.00	$10,000,000.00	$11,000,000.00

Offset (Value of Settlement Agreement)	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00

Ericsson’s Post-Offset Judgment Against Vicor	$0.00	$0.00	$0.00	$0.00	$0.00	$1,000,000.00	$2,000,000.00	$3,000,000.00	$5,000,000.00	$7,000,000.00	$8,000,000.00

Total Shortfall Between $14 million dollars and Pre-Offset Judgment to be covered by Exar/Rohm	$13,999,999.00	$13.000,000.00	$12,000,000.00	$11,999,999.00	$11,000,000.00	$10,000,000.00	$9,000,000.00	$8,000,000.00	$6,000,000.00	$4,000,000.00	$3,000,000.00

Exar/Rohm nonrefundable payment portion under paragraph 4 of Settlement Agreement	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00

Exar/Rohm Contingent $13 Million Dollar Amount of Settlement Agreement under first two sentences of paragraph 8 of Settlement Agreement (excludes additional amount under third sentence of paragraph 8 of Settlement Agreement)	$12,999,999.00	$12,000,000.00	$11,000,000.00	$10,999,999.00	$10,000,000.00	$9,000,000.00	$8,000,000.00	$7,000,000.00	$5,000,000.00	$3,000,000.00	$2,000,000.00

Calculation of Exar/Rohm additional amount of Contingent $13 Million Dollar Amount should Ericsson obtain between $1 dollar and $15,999,999.99 million dollars in Pre-Offset Judgment Against Vicor under third sentence of paragraph 8 of Settlement Agreement	$0.50	$500,000.00	$1,000,000.00	$1,000,001.00	$2,000,000.00	$2,000,000.00	$2,000,000.00	$2,000,000.00	$2,000,000.00	$2,000,000.00	$2,000,000.00

Exar/Rohm Total Contingent $13 Million Dollar Amount under paragraph 8 of Settlement Agreement	$12,999,999.50	$12,500,000.00	$12,000,000.00	$12,000,000.00	$12,000,000.00	$11,000,000.00	$10,000,000.00	$9,000,000.00	$7,000,000.00	$5,000,000.00	$4,000,000.00

Exar/Rohm Total Payment Under Settlement Agreement (Contingent $13 Million Dollar Amount and nonrefundable $1 million dollar payment)	$13,999,999.50	$13,500,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00	$12,000,000.00	$11,000,000.00	$10,000,000.00	$8,000,000.00	$6,000,000.00	$5,000,000.00

Total Recovery to Ericsson (from Post-Offset Judgment against Vicor and Exar/Rohm under Settlement Agreement)	$13,999,999.50	$13,500,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00

Exhibit 1 to Settlement Agreement

Schedule of Example Potential

Exar/Rohm Payments Under Settlement

Agreement

Ericsson’s Pre-Offset Judgment Against Vicor	$12,000,000.00	$13,000,000.00	$13,000,001.00	$14,000,000.00	$15,000,000.00	$16,000,000.00	$17,000,000.00

Offset (Value of Settlement Agreement)	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00	$3,000,000.00

Ericsson’s Post-Offset Judgment Against Vicor	$9,000,000,00	$10,000,000.00	$10,000,001.00	$11,000,000.00	$12,000,000.00	$13,000,000.00	$14,000,000.00

Total Shortfall Between $14 million dollars and Pre-Offset Judgment to be covered by Exar/Rohm	$2,000,000.00	$1,000,000.00	$999,999.00	$0.00	$0.00	$0.00	$0.00

Exar/Rohm nonrefundable payment portion under paragraph 4 of Settlement Agreement	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000.00	$1,000,000,00	$1,000,000.00

Exar/Rohm Contingent $13 Million Dollar Amount of Settlement Agreement under first two sentences of paragraph 8 of Settlement Agreement (excludes additional amount under third sentence of paragraph 8 of Settlement Agreement)	$1,000,000.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Calculation of Exar/Rohm additional amount of Contingent $13 Million Dollar Amount should Ericsson obtain between $1 dollar and $15,999,999.99 million dollars in Pre-Offset Judgment Against Vicor under third sentence of paragraph 8 of Settlement Agreement	$2,000,000.00	$2,000,000.00	$1,999,999.00	$1,000,000.00	$500,000.00	$0.00	$0.00

Exar/Rohm Total Contingent $13 Million Dollar Amount under paragraph 8 of Settlement Agreement	$3,000,000.00	$2,000,000.00	$1,999,999.00	$1,000,000.00	$500,000.00	$0.00	$0.00

Exar/Rohm Total Payment Under Settlement Agreement (Contingent $13 Million Dollar Amount and nonrefundable $1 million dollar payment)	$4,000,000.00	$3,000,000.00	$2,999,999.00	$2,000,000.00	$1,500,000.00	$1,000,000.00	$1,000,000.00

Total Recovery to Ericsson (from Post-Offset Judgment against Vicor and Exar/Rohm under Settlement Agreement)	$13,000,000.00	$13,000,000.00	$13,000,000.00	$13,000,000.00	$13,500,000.00	$14,000,000.00	$15,000,000.00